As filed with the Securities and Exchange Commission on January 31, 2011
Registration Statement No. 333-141581

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-1

TO

FORM S-3 REGISTRATION STATEMENT

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMPOSITE TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada		59-2025386
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2026 McGaw Avenue
Irvine, California 92614
(949) 428-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Benton H Wilcoxon
Chief Executive Officer
Composite Technology Corporation
2026 McGaw Avenue
Irvine, California 92614
(949) 428-8500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Mary Ann Sapone, Esq.
RICHARDSON & PATEL LLP
10900 Wilshore Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

Approximate date of commencement of proposed sale to the public: Not applicable.  Termination of registration statement and deregistration of related securities.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment No. 1 on Form S-1 to the Registration Statement on Form S-3 which was originally filed on March 26, 2007 (File No. 333-141581) to register the resale by certain shareholders of 37,523,627 shares of common stock, $0.001 par value per share, (the “Common Stock”) of Composite Technology Corporation (the “Company”) is being filed to deregister the shares of Common Stock that have not been sold.  The offering included the following:

21,947,134 shares of Common Stock issuable upon conversion of 8.0% Senior Convertible Notes issued to certain of the selling shareholders between February 12, 2007 and February 21, 2007 in a private placement transaction;

12,225,284 shares of Common Stock issued on July 3, 2006 in conjunction with the acquisition of EU Energy, plc.;

1,276,939 shares of Common Stock issued in September 2006 pursuant to a settlement of and inducement to convert $1,325,000 of our March 2006 Bridge Notes principal;

367,792 shares of Common Stock issuable upon the exercise of warrants issued in September 2006 and February 2007 pursuant to anti-dilution protection provisions of our March, 2006 Bridge Notes;

150,000 shares of Common Stock underlying warrants issued for services rendered in conjunction with obtaining the March 2006 Bridge Notes financing;

150,489 shares of Common Stock issued for services rendered in conjunction with obtaining the October 2005 debtor-in-possession financing and the March 2006 Bridge Notes financing;

191,466 shares of Common Stock underlying warrants issued in May, 2006 for legal services rendered;

220,000 shares of Common Stock underlying warrants issued in November 2006 in lieu of cash interest on notes payable;

300,000 shares of Common Stock underlying warrants issued in July 2001 for services rendered in 2001;

227,523 shares of Common Stock issued in November 2006 for sales and research related consulting services; and

467,000 shares of Common Stock underlying warrants issued in September 2004 for management consulting services rendered in 2004.

This offering has been terminated because our obligation to keep the registration statement current has expired.

In accordance with the undertaking made by the Company in the registration statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration the securities that are registered but unsold under the registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, on January 31, 2011.

COMPOSITE TECHNOLOGY CORPORATION

By:	/s/ Benton H Wilcoxon
Benton H Wilcoxon
Chief Executive Officer

By:	/s/ Domonic J. Carney
Domonic J. Carney
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

Chief Executive Officer (Principal
/s/ Benton H Wilcoxon	Executive Officer) and Chairman	January 31, 2011
Benton H Wilcoxon	of the Board of Directors

Chief Financial Officer (Principal
/s/ Domonic J. Carney	Financial and Accounting Officer)	January 31, 2011
Domonic J. Carney

/s/ D. Dean McCormick III
D. Dean McCormick III	Director	January 31, 2011

/s/ Michael D. McIntosh
Michael D. McIntosh	Director	January 31, 2011

/s/ Dennis C. Carey
Dennis C. Carey	Director	January 31, 2011

/s/ Michael Lee
Michael Lee	Director	January 31, 2011